Exhibit 99.1

Celcuity Reports Second Quarter 2018 Financial Results

Minneapolis, Minnesota—August 9, 2018—Celcuity Inc. (Nasdaq: CELC), a functional cellular analysis company that is discovering new cancer subtypes and commercializing diagnostic tests designed to significantly improve clinical outcomes of cancer patients treated with targeted therapies, announced financial results for the second quarter ended June 30, 2018.

Unless otherwise stated, all comparisons are for the second quarter ended June 30, 2018, compared to the second quarter ended June 30, 2017.

Celcuity reported a net loss of $1.8 million, or $0.18 per share, for the second quarter of 2018, compared to a net loss of $1.8 million, or $0.28 per share, for the second quarter of 2017. Net loss for the first six months of 2018 was $3.8 million, or $0.37 per share, compared to $2.8 million, or $0.43 per share, for the first six months of 2017. Non-GAAP adjusted net loss was $1.5 million, or $0.15 per share, for the second quarter of 2018, compared to non-GAAP adjusted net loss of $1.3 million, or $0.20 per share, for the second quarter of 2017. Non-GAAP adjusted net loss for the first six months of 2018 was $3.2 million, or $0.31 per share, compared to $2.2 million, or $0.33 per share, for the first six months of 2017. Non-GAAP adjusted net loss excludes stock-based compensation expense and non-cash interest expense. Because these items have no impact on the cash position of the Company, management believes Non-GAAP adjusted net loss better enables Celcuity to focus on cash used in operations. For a reconciliation of financial measures in accordance with generally accepted accounting principles of the United States (GAAP) to non-GAAP financial measures in this release, please see the financial tables at the end of this news release.

Net cash used in operating activities for the second quarter of 2018 was $1.4 million. Net cash used in operating activities for the first six months of 2018 was $2.8 million. At June 30, 2018, Celcuity had cash, cash equivalents and investments of $28.5 million, compared to cash, cash equivalents and investments of $31.4 million at December 31, 2017.

“During the second quarter, our R&D teams continued to advance the development of new CELx Signaling Function tests for breast cancer and two new tissue types,” said Chairman and Chief Executive Officer, Brian Sullivan. “In breast cancer, we are evaluating new signaling pathways to add to our current CELx MP Signaling Function test for breast cancer. This test currently analyzes HER1, HER2, HER3, and c-Met signaling activity and diagnoses untreated cell signaling dysfunction in approximately 25% of HER2-negative breast cancer patients. We believe there is an opportunity to increase the total percentage of HER2-negative breast cancer patients diagnosed with untreated signaling dysfunction to 35%-40%.

“To develop CELx tests in new tumor types, we are advancing our cell microenvironment technology and furthering our capability to assess different types of signaling dysfunction. As we have demonstrated in breast cancer, we are working to provide functional analysis of multiple signaling pathways for these other tissue types.

“Each signaling pathway test creates opportunities for Celcuity to collaborate with multiple pharmaceutical companies. We intend to work with these companies to facilitate approvals of their targeted therapeutics to treat the new patient sub-groups our CELx tests identify. We are currently in various stages of discussions with several pharmaceutical companies. We expect any resulting collaborations to involve, as a first step, clinical trials that evaluate the efficacy of our collaboration partners’ therapy or therapies in breast cancer patients who have either hyperactive HER2 signaling tumors or hyperactive and co-activated HER family and c-Met signaling tumors.

“The clinical trial we are fielding in collaboration with Genentech and the NSABP Foundation is continuing to progress. The institutional review board (IRB) approvals at our sites are proceeding as we previously disclosed, and we continue to expect to receive interim results from this trial in mid-2019. The clinical trial that Puma Biotechnology and the NSABP Foundation are fielding is also progressing as previously disclosed. This clinical trial is a Phase II study evaluating Puma Biotechnology’s pan-HER inhibitor, Nerlynx, Genentech’s HER2 antibody, Herceptin, and Bristol-Myers Squibb’s EGFR inhibitor, Erbitux, in metastatic colorectal cancer patients. For this trial, Celcuity will analyze tissue sent us so that Puma can compare the tissue’s HER2 signaling status with the patient’s response to therapy.”

Operating Expenses

Total operating expenses were $1.9 million for the second quarter of 2018, compared to $1.6 million for the second quarter of 2017. Operating expenses for the first six months of 2018 were $4.0 million, compared to $2.6 million for the first six months of 2017.

Research and Development Expenses:

Research and development (R&D) expenses were $1.5 million for the second quarter of 2018, compared to $1.3 million for the second quarter of 2017. R&D expenses for the first six months of 2018 were $3.1 million, compared to $2.2 million for the first six months of 2017. The approximately $0.9 million increase during the first half of fiscal year 2018, compared to the first half of fiscal year 2017, resulted primarily from a $0.4 million increase in compensation related expenses to support development of our CELx platform. In addition, other research and development expenses increased $0.5 million due to clinical validation studies and laboratory supplies to support the CELx platform and operational and business development activities.

General and Administrative Expenses:

General and administrative (G&A) expenses were $0.4 million for the second quarter of 2018, compared to $0.3 million for the second quarter of 2017. G&A expenses for the first six months of 2018 were $0.9 million, compared to $0.4 million for the first six months of 2017. The approximately $0.5 million increase during first half of 2018, compared to the first half of 2017, primarily resulted from a $0.2 million increase in compensation related expenses. Other G&A expenses increased $0.3 million due to professional fees associated with being a public company and director and officer insurance.

Conference Call

Management will host a teleconference call at 4:30 PM Eastern Time today to discuss the results. Anyone interested in participating should dial 1-877-876-9176 referencing confirmation code “Celcuity.” Participants are asked to dial in 5 to 10 minutes prior to the start of the call and inform the operator you would like to join the “Celcuity Conference Call.”

About Celcuity

Celcuity Inc. is a cellular analysis company that is discovering new cancer sub-types and commercializing diagnostic tests designed to significantly improve the clinical outcomes of cancer patients treated with targeted therapies.  Celcuity’s proprietary CELx diagnostic platform uses a patient’s living tumor cells to identify the specific abnormal cellular activity driving a patient’s cancer and the targeted therapy that can best treat that patient’s disease. Celcuity is headquartered in Minneapolis, MN. Further information about Celcuity can be found at www.celcuity.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intends” or “continue,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Forward looking statements in this release include, without limitation, expectations with respect to commercializing diagnostic tests, the use of cash, the discovery of additional cancer sub-types, the development of additional CELx signaling function tests, the uses and breadth of application of CELx signaling function tests, whether alone or in collaboration with other tests, collaboration with pharmaceutical companies and the outcomes of such collaboration, the outcome of our clinical trial with NSABP Foundation and Genentech, and the participation of clinical trial sites, including expected use of central internal review board approval of clinical trial protocol, anticipated benefits that our tests may provide to pharmaceutical companies and to the clinical outcomes of cancer patients and plans to expand research and development and operational processes. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Celcuity, which include, but are not limited to, those set forth in the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 15, 2018. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Celcuity undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Celcuity Inc.

Brian Sullivan, bsullivan@celcuity.com

Vicky Hahne, vhahne@celcuity.com

763-392-0123

Celcuity Inc.

Condensed Balance Sheets

	June 30, 2018	December 31, 2017
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$3,172,782	$2,639,789
Investments	18,385,920	21,556,857
Restricted cash	50,000	50,000
Deposits	27,726	27,726
Prepaid assets	154,002	209,708
Total current assets	21,790,430	24,484,080

Property and equipment, net	730,449	280,056

Long term investments	6,948,606	7,205,374

Total Assets	$29,469,485	$31,969,510

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$149,401	$71,913
Capital lease obligations	5,706	-
Accrued expenses	807,783	506,140
Total current liabilities	962,890	578,053

Capital lease obligations	23,226	-

Total Liabilities	986,116	578,053
Total Stockholders' Equity	28,483,369	31,391,457
Total Liabilities and Stockholders' Equity	$29,469,485	$31,969,510

Celcuity Inc.

 Condensed Statements of Operations

 (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Operating expenses:

Research and development	$1,546,537	$1,303,886	$3,092,205	$2,212,629
General and administrative	382,646	301,820	913,286	386,963
Total operating expenses	1,929,183	1,605,706	4,005,491	2,599,592

Loss from operations	(1,929,183)	(1,605,706)	(4,005,491)	(2,599,592)

Other income (expense)
Interest expense	-	(186,659)	-	(186,686)
Interest income	112,722	16,150	221,084	22,712
Other income (expense), net	112,722	(170,509)	221,084	(163,974)

Net loss before income taxes	(1,816,461)	(1,776,215)	(3,784,407)	(2,763,566)
Income tax benefits	-	-	-	-
Net loss	$(1,816,461)	$(1,776,215)	$(3,784,407)	$(2,763,566)

Net loss per share, basic and diluted	$(0.18)	$(0.28)	$(0.37)	$(0.43)

Weighted average common shares outstanding, basic and diluted	10,110,558	6,440,139	10,103,323	6,440,139

Cautionary Statement Regarding Non-GAAP Financial Measures

This news release contains references to non-GAAP adjusted net loss and non-GAAP adjusted net loss per share. Management believes these non-GAAP financial measures are useful supplemental measures for planning, monitoring, and evaluating operational performance as they exclude stock-based compensation expense and non-cash interest expense from net loss and net loss per share. Management excludes these items because it does not impact the cash position of the Company, which management believes better enables Celcuity to focus on cash used in operations. However, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share are not recognized measures under GAAP and do not have a standardized meaning prescribed by GAAP. Therefore, non-GAAP adjusted net loss and non-GAAP adjusted net loss per share may not be comparable to similar measures presented by other issuers. Investors are cautioned that non-GAAP adjusted net loss and non-GAAP adjusted net loss per share should not be construed as alternatives to net loss, net loss per share or other statements of operations data (which are determined in accordance with GAAP) as an indicator of Celcuity’s performance or as a measure of liquidity and cash flows. Management’s method of calculating non-GAAP adjusted net loss and non-GAAP adjusted net loss per share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies.

Celcuity Inc.

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Net Loss and

GAAP Net Loss Per Share to Non-GAAP Adjusted Net Loss Per Share

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

GAAP net loss	$(1,816,461)	$(1,776,215)	$(3,784,407)	$(2,763,566)
Adjustments:
Stock-based compensation
Research and development	175,864	197,921	337,535	294,189	(1)
General and administrative	100,420	128,627	275,229	128,627	(2)
Non-cash interest expense	-	186,659	-	186,686	(3)
Non-GAAP adjusted net loss	$(1,540,177)	$(1,263,008)	$(3,171,644)	$(2,154,065)

GAAP net loss per share - basic and diluted	$(0.18)	$(0.28)	$(0.37)	$(0.43)
Adjustment to net loss (as detailed above)	0.03	0.08	0.06	0.10
Non-GAAP adjusted net loss per share	$(0.15)	$(0.20)	$(0.31)	$(0.33)

Weighted average common shares outstanding, basic and diluted	10,110,558	6,440,139	10,103,323	6,440,139

(1)	To reflect a non-cash charge to operating expense for Research and Development stock-based compensation.
(2)	To reflect a non-cash charge to operating expense for General and Administrative stock-based compensation.
(3)	To reflect a non-cash charge to other expense for non-cash amortization of debt discount and debt financing costs and accrued interest related to the issuance of our unsecured convertible promissory notes. All principal and accrued interest under the unsecured convertible promissory notes converted into common stock of Celcuity immediately following Celcuity’s initial public offering.